Exhibit 10.34

INTERNET CHANNEL COOPERATION AGREEMENT

Contract Number: 181015BD0120

Party A:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Address:	Baidu Building, 10 Shangdi 10th Street, Haidian District, Beijing
Contact:	HOU Gang

Telephone:                                   010-59927171

Fax:                                                                       010-59920021

Party B:	China Online Housing (Hong Kong) Co., Ltd.
Address:	8/F, Ideal International Plaza, 58 Beisihuan Xilu, Haidian District, Beijing

Contact:

Telephone:                                   010-58951000

Fax:                                                                       010-58951005

Party C:   Beijing Yisheng Leju Information Services Co., Ltd.

Legal representative:                               ZHU Xusheng

Authorized signatory:

Address:   8/F, Ideal International Plaza, 58 Beisihuan Xilu, Haidian District, Beijing

Contact:

Telephone:                                   010-58951000

Fax:                                                                       010-58951005

In this Agreement, Party A, Party B and Party C individually a “Party”, collectively the “Parties”.  The transaction contemplated to be jointly conducted by Party A and Party B hereunder is referred to as the “Operation”.

WHEREAS:

1.              From its formation in January 2000, Party A has been providing search technology services with the mission to provide the public with easy access to information.  it has completed transformation from a back-office technology provider to an independent search services provider for the public and is the first operator of competitive ranking in the PRC.  The www.baidu.com operated by Party A has grown into the largest Chinese website and Chinese search engine in the world.

2.              Party B is a leading online and offline real estate information and consulting services provider in the PRC.  The SINA Leju operated by Party B is a leading real estate and home furnishing network information network in the PRC, having plentiful and quality database on real estate (including new, used and leased real estate), home and furniture.

3.              Party A and Party B through negotiations agree to conduct comprehensive cooperation in real estate and home furnishing information services by capitalizing on their respective advantages, including their strategic cooperation on the formation of a real estate and home furnishing channel by Party A.  Both Parties will jointly launch Baidu Leju Real Estate and Home Furnishing Channel for which Party B will be wholly responsible for its construction.  Party B will form a dedicated team and, to the extent permitted by Party A, conduct a whole new design of all information, products and data of Party A on real estate, used homes, home and furniture, so as to present the existing services of Party B to the customers of Party A through the channels of Party A.  Meanwhile, Party B will be responsible for all operations of the advertising or any other businesses in connection with the real estate and home furnishing channel of Party A according to agreement.  Party A will use promotional resources to provide full assistance in Party B’s efforts in customer development and traffic expansion.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
DEFINITION AND INTEPRETATION

1.1                               Definition

Unless otherwise defined in the context, in this Agreement:

(a)                                 PRC Laws mean any laws, regulations, rules and regulatory documents in the PRC which are current and will be issued going forward.

(b)                                 Business Secrets mean any technical, financial, commercial or any other information owned and treated as business secrets by one Party and/or its subsidiaries or affiliates, which have the following attributes:

(i)                                     It is unknown to the public;

(ii)                                  It may generate economic benefit for its owner;

(iii)                               It is practical; and

(iv)                              It is treated as business secrets with appropriate protection measures by its owner.

(c)                                  Effective Date means the date of this Agreement.

(d)                                 Force Majeure means the occurrence of any acts of God or man-made disasters or accidents during the term of this Agreement which is unforeseeable or, if foreseeable, unavoidable, or uncontrollable and make it impossible for one Party to perform this Agreement in a whole, including earthquakes, typhoons, floods, fires, wars, strikes, riots, hacker attacks, technical breakdown of telecommunication departments, and legal restrictions.

(e)                                  Baidu Net/Party A’s Website means the Internet website owned by Party A whose domain name is http://www.baidu.com, through which Party A provides search services to its users.

(f)                                   Leju Net/Party B’s Website means the Internet website owned by Party B whose domain name is http://www.leju.com.

(g)                                  First Tier Channel on Baidu Net means any of the channels with the headings of news; real estate and home furnishing; tie bar; Zhidao; and entertainment in the product lists of Baidu Net.

(h)                                 Second Tier Channel of Baidu Net means any of the channels with the headings of real estate, used homes, and decorations in the real estate and home furnishing channel of Baidu Net.

(i)                                     Real Estate and Home Furnishing Channel/Cooperation Channel means a First Tier Channel on Baidu Net jointly constructed by Party A and Party B, whose channel name and domain name is Baidu Leju Real Estate and Home Furnishing Net (the “Baidu Leju”) and leju.baidu.com, respectively.

(j)                                    Category means the webpage publishing a certain type of information under each level of the channels on Party A’s Website.  The homepage of each channel consists of multiple categories.

1.2                               Interpretation

(a)                                 Any date in this Agreement means its calendar date.

(b)                                 The headings in this Agreement are for convenience only and will not affect the meaning or interpretation of any part of this Agreement.

(c)                                  Singular form of any word include its plural form as required in the context, and vice versa.

(d)                                 Any reference to the article, section and paragraph means the article, section and paragraph of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1                               Legal Status

Each Party represents and warrants to the other Parties that as of the date of this Agreement:

(a)                                 It is qualified to conduct the transaction contemplated under this Agreement, and such transaction is in line with its scope of business;

(b)                                 It has the full power to enter into this Agreement and perform its obligations hereunder;

(c)                                  Its authorized representative has full authority to sign this Agreement on its behalf (a photocopy of which authorization letter will be provided upon request of the other Parties); and

(d)                                 To its knowledge, it has disclosed all of the documents issued by the local government having jurisdiction over the place where it is incorporated or its business address is located which may have material adverse effect upon performance of its obligations under this Agreement; and it is not a party to any liquidation, dissolution or bankruptcy proceedings.

2.2                               Legal Effect

(a)                                 As of the date of this Agreement, it is bound by this Agreement.

(b)                                 It warrants that none of its execution, delivery and performance of this Agreement or conduct of any transaction contemplated hereunder is in violation of any PRC laws or any agreement to which it is a party.

(c)                                  Prior to the date of this Agreement, it has presented its business license which has passed annual inspection for the current year to the other Parties, the sealed copy of which business license will be provided to the other Parties.

ARTICLE III
TERM OF THIS AGREEMENT

3.1                               Term

(a)                                 This Agreement will be effective as of the date of its execution, and term of the Cooperation will be four years from the date on which the channel is uploaded.

(b)                                 The channel is expected to be uploaded on August 1, 2010.

(c)                                  As of the date of this Agreement, both Party A and Party B will cooperate to complete all preparatory work in connection with the Cooperation channel contemplated under this Agreement, so as to ensure smooth upload of the Cooperation channel.

3.2                               Extension

Upon expiration of this Agreement, with all conditions being equal, Party B has the preferential right to continue Cooperation with Party A in respect of the real estate channel.  If both Party A and Party B continue their Cooperation, they will negotiate to reach an agreement to that effect no less than one month prior to the expiration of this Agreement.

3.3                               Phases of Cooperation (subject to the actual date of the upload of the channel)

Phase I will commence on August 1, 2010 and end on July 31, 2011.

Phase II will commence on August 1, 2011 and end on July 31, 2012.

Phase III will commence on August 1, 2012 and end on July 31, 2013.

Phase IV will commence on August 1, 2013 and end on July 31, 2014.

ARTICLE IV
CONTENT AND SCOPE OF COOPERATION

It is agreed that the Cooperation contemplated under this Agreement will consist of:

(i)                                     formation of the Cooperation channel;

(ii)                                  advertising operation of the Cooperation channel;

(iii)                               promotion of the Cooperation channel; and

(iv)                              cooperation with any other products.

The details of the Cooperation are as follows:

4.1                               Formation of the Cooperation Channel

(a)                                 During the term of this Agreement, Party B will use the Baidu’s Real Estate and Home Furnishing Channel as the jointly formed channel of Party A and Party B.  Party A grants all-round exclusive rights to Party B to construct, maintain and operate the Cooperation channel.  As the owner of www.baidu.com, Party A has ownership and control over second tier domain names. Party A has the right to deprive Party B of the operating rights of the website without any liability if Party B is found in violation of any law.  Party A is required to receive written consent from Party B prior to its adjustment of any second tier domain names which is under independent operation of Party B.

(b)                                 Party A authorizes Party B to maintain and construct all of the contents under the second tier domain names as follows:

(i)                                     Leju.baidu.com

(ii)                                  House.baidu.com

(iii)                               Jiaju.baidu.com

(iv)                              Fangyou.baidu.com

(v)                                 Esf.baidu.com

(vi)                              Rent.baidu.com

(vii)                           Dichan.baidu.com

(viii)                        Jiancai.baidu.com

(c)                                  Party B will be solely responsible for the sponsorship, operation, upgrade, and maintain of Baidu Real Estate and Home Furnishing Channel, including provision of bottom-level webpage and systems, integration of the data, information and intelligence provided by users relating to real estate and home furnishing on the Cooperation channel, and provide related maintenance and support to end-users.  Party B has the discretion to arrange the layout and linkage of the channels, categories, articles and data relating to real estate and home furnishing on the Cooperation channel.

(d)                                 The reformed Cooperation channel will still exist as a real estate and home furnishing channel, a First Tier Channel of Baidu Web, whose domain name is leju.baidu.com.  The homepage of the Cooperation channel will be designed to give full presentation of the cooperation between the two Parties.

(e)                                  During the term of this Agreement, Party A will add the Cooperation channel to the linkage access to the real estate and home furnishing in the product list page of Baidu Net (http://www.baidu.com/more/).

(f)                                   Party B will be responsible for development of each level of webpage of the Cooperation channel, and has control, approval and discretion over its design, layout and appearance.  It is agreed by both Parties that the homepage of the Cooperation channel will have a domain name of leju.baidu.com, which may be reformed according to the design and layout of Party B, or remains consistent with the overall style of Party A’s Net.  If it remains consistent with the style of Party A’s Net, Party B will ensure no material change be made to the brand image of Party A or any webpage relating thereto, provided that any design planned by Party B is subject to consent of Party A.

(g)                                  Except for the homepage of the Cooperation channel, any other sub-channels, categories and articles within the Cooperation channel is subject to design and layout of Party B at its sole discretion.  Such sub-channels, categories and articles may all use the domain name of Party B’s Net or Party A’s Net, such as baidu.leju.com\esf or baidu.leju.com\jiaju.

(h)                                 The contents, operations, products, services, images, texts and super links of the Cooperation channel will be operated on the server of Party B.  Party B will be solely responsible for the servers, bandwidth and any other facilities necessary for the Cooperation channel.  Party B has sole control, approval and discretion over the contents, operations, products, services, images, texts and super links in or included in the Cooperation channel, as well as to include which and how to include any existing information or services on the Party B’s Net into the Cooperation channel through super links.

(i)                                     Party B warrants that none of the articles, contents and web pages of the Cooperation channel is in violation of PRC laws or any international treaty to which the PRC is a signatory, including without limitation any content detrimental to national security, of pornographic, fraudulent, insulting, defamatory, hectoring or harassing nature, infringing upon the copyrights, personal rights or any other valid rights and interests of any other parties or in breach of any social customs, or any linkage thereto.  If Party A receives any complaint regarding the content of the Cooperation channel, Party B shall resolve such complaint immediately, negotiate with or respond to any review or enquiry from any third party or competent authorities at its own expenses, and be liable for any loss incurred by Party A.

(j)                                    To ensure legality of the contents within the Cooperation channel, Party B will make the contact of its customer services conspicuously displayed at the homepage of the Cooperation channel, and keep its users of the way to file a complaint upon occurrence of any tort or law-breaching incidents.  Party B will respond to any complaint within a reasonable upon receipt thereof, which response process is subject to approval of Party A.  If Party B receives any complaint of any third party regarding the tort or breach of any content in the Cooperation channel which is forwarded from Party A, Party B will delete such content within 24 hours or notify Party A of its responsive measures.

(k)                                 Party A will cooperate with Party B to handle any agreement relating to cooperation regarding real estate and home furnishing channel which has not been fully performed by the date of this Agreement.  It is agreed that party A will disclose to Party B all of its agreements regarding Cooperation Channel which are valid as of the date hereof, and Party B reserves the option to agree or waive its acceptance of such agreement according to its circumstances.  If Party B agrees to accept part of such agreements, the confidentiality and transfer of debts and claims under such agreements will be subject to special agreement of the other party thereto, and Party A will perform the tasks set forth under Section 4.1(k) with reasonable care.

(l)                                     Party A hereby agrees to take all actions necessary for cooperation between the client of Cooperation Channel with Party B and the transfer mentioned above, including:

(i)                                     Within ten (10) business days upon execution of this Agreement,

provide to Party B a schedule listing all agreements regarding Cooperation Channel which are valid as of the date hereof as well as a copy of all such agreements;

(ii)                                  Within ten (10) business days upon execution of this Agreement, provide to Party B a correct and detailed financial statement reflecting all accounts receivable and payable, including any payment made by Party A or the client under any outstanding agreement with the note whether such payment is for completed or uncompleted services.

(iii)                               Within ten (10) business days upon execution of this Agreement, provide to Party B a client document (including the name, position and the residence of its person in charge) for follow-up and maintenance efforts by Party B; and

(iv)                              Introduce Party B to its clients as the new communicator and the successor of Party A.

4.2                               Advertising on the Cooperation Channel

(a)                                 Party A agrees that the pricing, specifications and contents of the advertising on the Cooperation Channel is subject to sole discretion of Party B.  Party B has absolute and sole control, approval and discretion regarding the advertising operation of the Cooperation Channel, may conduct and benefit from legal advertising operations at its sole discretion.

(b)                                 Party A will provide to Party B the authorization and any other legal documents necessary for Party B to conduct advertising operation on the Cooperation Channel, and provide good-faith support in connection with coordination and promotion necessary in such advertising operation.

(c)                                  Party A will provide assistance to Party B in installing and commissioning advertising management and release system on the Cooperation Channel to ensure smooth management of the advertising on the Cooperation Channel by Party B.  Party B has sole discretion to use the advertising management and release system of its own or from Party A.

(d)                                 Party B will be liable for its advertising operation, and will handle and be held liable for any dispute, complaint or government investigation or penalty arising from the content or release of its advertising.  Party B will be held liable for any loss incurred by Party A as owner of the website resulting from Party B’s conduct.

(e)                                  Without prior consent of Party B and during the term of this Agreement, Party A may not release advertising or promotion information, or any other information or linkage against law or industrial standards on the Cooperation Channel.

(f)                                   Party B has the right to conduct marketing activity in the name of Baidu Leju Real Estate and Home Furnishing Net, provided that such conduct will not appear as if Party B represents Baidu or Party B and Baidu has any relationship other than that provided under this Agreement.

(g)                                  Party A represents and warrants that Party B will not be liable for any cost, expense, damage, loss, indemnity, tax, levy, action or claim regarding any client incurred prior to the date of this Agreement.

4.3                               Promotion of the Cooperation Channel

(a)                                 During the term of this Agreement, Party A undertakes to promote the key word (including any of the key words relating to real properties, building material products and home furnishing) involved in the Cooperation Channel.  Party A warrants that such key word will be promoted on the open search platform of Baidu and preferentially displayed at the left side of the search result pages, the exact display position of which is subject to separate agreement between the Parties.  The search results will link to the real estate and home furnishing channel under cooperation of the Parties.  The key words will be provided to Party B to Party A, and the information included in any of the key words and their search results will be in compliance with laws and regulations, as well as business rules of Party A, including without limitation user’s experience.  Party B agrees that Party A may modify the display of search results out of consideration relating to user experience, provided that such modification will not materially change the display, content and position of the search results.  Party A will be deemed in breach of this Agreement if it is required to modify search results pursuant to laws, regulations, court rulings or other mandatory documents.

(b)                                 During the term of this Agreement, Party A undertakes to provide to Party B Baidu network promotion resources equal to RMB10 million for each cooperation period from its commencement.  Party A will provide such resources to Party B through a separate account for promotion of the Cooperation Channel at the discretion of Party B.  Party B must use up the resources within the period provided under this Agreement and any remaining resources will be cancelled as of the commencement of the next cooperation period.  Additionally, Party A agrees to provide support for Party B’s promotion at Baidu picture search, Baidu Zhidao, Baidu Baike, Baidu Search Chart, Hao123 and other Baidu products.  Party A will provide assistance for Party B in effective promotion of search results, the details of which are subject to separate agreement of the Parties.

(c)                                  Party A undertakes to provide support for Party B in marketing and promotional efforts, including without limitation joint promotional activities on Baidu leju Cooperation Channel.

4.4                               Cooperation of Other Products

(a)                                 During the term of this Agreement, Party A and Party B will conduct cooperation regarding Tieba products, the details of which are subject to supplemental agreement of the Parties.  Party A undertakes not to make additional charge from Party B regarding Tieba products.

(b)                                 During the term of this Agreement, Party A and Party B will conduct cooperation regarding Baidu Map products, the details of which are as follows:

(i)                                     Party B will provide real estate, home furnishing and life related data required by Party A, and Party A will use its technological means to provide display platform for Party B at map.baidu.com, the details of which are subject to separate agreement of the Parties.

(ii)                                  Subject to provision of relevant real estate information to Party A from Party B, Party A will display the real estate information, and any of its updates from time to time, provided by Party B on map.baidu.com on preferential basis.  Party A will deal with any failure to display such information as provided in the preceding sentence immediately upon notice for such effect from Party B in writing.

(iii)                               Party A and Party B have entered into agreement regarding map cooperation prior to this Agreement.  Party B has the option to continue performing such agreement, or terminate such agreement and perform the Cooperation provided hereunder.

(c)                                  During the term of this Agreement, Party A agrees to give preferential cooperation to Party B regarding Baidu news products.

Cooperation Fee

1.                                      Cooperation Fee

The cooperation fee under this Agreement will be RMB200 million, of which RMB160 million will be channel cooperation fee and RMB40 million will be promotion fee for the Cooperation Channel.  The cooperation fee will be payable in four installments as follows

(a)                                 Within 15 business days after the date hereof, Party B will pay RMB50 million to Party A.

(b)                                 Within 15 business days after the end of the first cooperation period, Party B will pay another RMB50 million to Party A.

(c)                                  Within 15 business days after the end of the second cooperation period, Party B will pay another RMB50 million to Party A.

(d)                                 Within 15 business days after the end of the third cooperation period, Party B will pay the remaining RMB50 million to Party A.

2.                                      Payment of Cooperation Fee

The channel cooperation fee provided under this Agreement will be payable by Party B or its designated entity to the following account of Party A at the expense of Party B, which payment could be in foreign currency at equivalent amount.

Beneficiary:                                                                             Beijing Baidu Netcom Science and Technology Co., Ltd.

Bank:                                                                                                              China Merhcants Bank, Beijing Branch, Beisihuan Sub-branch

Account number:                                                 866180198510001

ARTICLE V
RIGHTS AND OBLIGATIONS

5.1                               Each of the Parties warrants that its execution and performance of this Agreement is in no violation of any third party interests or PRC laws.

5.2                               Party B will be responsible for server configuration, bandwidth, operation, maintenance, users and user services management and development necessary for the Cooperation Channel, as well as any expenses and liabilities arising thereof.

5.3                               Party B warrants that any and all information provided or released onto the Cooperation Channel during the Cooperation is in no violation of PRC laws, general code of ethics and intellectual property and/or other legal interests of any third party and, upon occurrence of such violation, Party B will delete the violating information from the Cooperation Channel, resolve any dispute and be liable for any consequence arising thereof, and indemnify Party A for any loss incurred by Party A thereof.

5.4                               Any delay of service by Party B due to any force majeure will be notified to Party A immediately, and Party B will take prompt measures to ensure performance of this Agreement;

5.5                               Party A allows Party B to conduct any activity in the name of real estate and home furnishing website of Party A’s website without violation of any laws and provisions under this Agreement, provided that such conduct will not appear as if Party B represents Baidu or Party B and Baidu has any relationship other than that provided under this Agreement.

5.6                               Party B will be responsible for advertising operation of the real estate channel.  Party B has sole discretion to conduct advertising operation, and any gains, liabilities, duties, taxes and expenses arising therefrom will be owned or paid by Party B.

5.7                               Party B will pay the channel cooperation fee provided under this Agreement.

5.8                               Party A will provide to Party B the promotional resources provided under this Agreement, including Baidu network promotional resources, provide promotional support to Party B, and make promotion of Party B on its website.

5.9                               Party B will embed Baidu search bar into the homepage of www.leju.com, and any income thereof will be shared between Party A or any of its affiliates and Party B on monthly basis, the details of which are subject to separate alliance agreement between Party B and Party A or any of its affiliates.

5.10                        Party C will be severally and jointly liable for any and all obligations of Party B under this Agreement.

ARTICLE VI

OWNERSHIP

Party A maintains its ownership of all rights, entitlements and interests of its websites and trademarks.  Party B maintains its ownership of all rights, entitlements and interests of its websites, trademarks, and the information and data on the Cooperation Channel.

ARTICLE VII
EXCLUSIVITY

During the term of this Agreement, Party B and its affiliates will be the exclusive cooperator of Party A’s real estate and home furnishing cooperation channel.  Party B and its affiliates will be the exclusive provider of real estate and home furnishing information, products and data in Party A’s real estate and home furnishing channel.  Party A may not make any identical or similar cooperation regarding the real estate and home furnishing information, products and data in its real estate and home furnishing channel with any competitor of Party B.

ARTICLE VIII
CONFIDENTIALITY

8.1                               Unless with express prior written consent from the other Party (which consent may not be withheld without reason), none of the Parties may make any public announcement or statement regarding this Agreement or any relationship with this Agreement.

8.2                               Subject to written consent from the other Party, any Party may make press release or any other public presentation regarding the cooperation, cooperation channel and Party B’s participation in the Cooperation Channel contemplated under this Agreement.

8.3                               Any Party (the “Receiving Party’) will keep in strict confidence any business secret received by it from the other Party (the “Disclosing Party”) and, without prior written consent of the Disclosing Party, may not disclose such information to any third party or, if it fails to do so, be liable for any loss incurred by the Disclosing Party, unless such information:

(a)                                 Has been known to the Receiving Party without any non-disclosure obligation prior to its receipt of the same from the Disclosing Party;

(b)                                 Has been known to the public without fault of the Receiving Party;

(c)                                  Is legally received from any third party without non-disclosure obligation or use restriction;

(d)                                 Is developed independently by the Receiving Party;

(e)                                  Is disclosed without prior written consent from the Disclosing Party; and

(f)                                   Is disclosed under legal requirements having jurisdiction of the Receiving Party, provided that the Receiving Party will notify the Disclosing Party with prior written notice permitted under applicable laws and regulations of the exact business secret to be disclosed so as to enable the Disclosing Party to take effective protective measures.

8.4                               The provisions under this Article VIII will have effect during and after the term of this Agreement.

ARTICLE IX
BREACH LIABILITY

9.1                               If any Party fails to perform any of its obligations under this Agreement, the breaching Party will cease its breach of this Agreement immediately upon receipt of a written notice from the non-breaching Party requesting correction of such breach, and will continue to perform, take corrective measures, or indemnify any loss incurred by the non-breaching Party within ten business days.  If the breaching Party continues with such breach or fails to perform any of its obligations, the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the breaching Party, and hold the breaching Party liable for any loss incurred by the non-breaching Party.

9.2                               If each of the Parties is liable for breach of this Agreement, it will be held liable according to the extent of its failure thereof.

ARTICLE X

TERMINATION

10.1                        Special Provisions

The Parties agree that within three months prior to the 4th anniversary of the date hereof, Party B may conduct comprehensive review of the Cooperation contemplated hereunder and may elect to continue performing or terminate this Agreement.  If Party B elects to terminate this Agreement, it will notify Party A in writing and this Agreement will terminate upon receipt of such written notice by Party A.  Party B will settle any and all cooperation fee regarding the Cooperation Channel outstanding prior to 4th anniversary of the date hereof, and arrange appropriate transfer of all matters relating to the operation and construction of the Cooperation Channel to Party A.  Such termination will not affect performance of any right and obligation occurred prior thereto.

10.2                        This Agreement will terminate if:

(a)                                 The Parties decide not to extend it upon its expiry;

(b)                                 The non-breaching Party terminates this Agreement pursuant to Article IX;

(c)                                  Any of the Parties terminates this Agreement pursuant to Article XI;

(d)                                 Any of the Parties declares bankruptcy or is in the process of liquidation or dissolution;

(e)                                  Any force majeure event continues for more than 30 days and any of the Parties issues a termination notice pursuant to Article XIII of this Agreement and terminates this Agreement on the date of receipt provided under this Agreement; and

(f)                                   With agreement of the Parties.

If any of the Parties terminates this Agreement unilaterally under any of the above circumstances, this Agreement will terminated immediately upon receipt of the termination notice by the other Party.

10.3                        If any of the Parties declares bankruptcy or is in the process of liquidation or dissolution, any Party may terminate this Agreement with immediate effect upon notice to the other Party in writing.  Any Party encountering such circumstance will immediately notify the other Party of such circumstance.

10.4                        Post-Termination Matters

(a)                                 Unless otherwise provided under Section 10.1 of this Agreement, upon early termination of this Agreement, Party A will return to Party B the channel cooperation fee paid by Party B net part of the payment for the obligations which have been performed under this Agreement.  If this Agreement is early terminated for any fault of Party B, Party B may not claim for any reason repayment of any channel cooperation fee paid to Party A.  Termination of this Agreement will affect any settlement or payment obligation outstanding under this Agreement, or any obligation or right accrued prior to such termination.

(b)                                 Upon termination of this Agreement, Party B will arrange appropriate transfer of all matters relating to the operation and construction of the Cooperation Channel to Party A.

(c)                                  Upon termination of this Agreement, Articles VIII, IX and XII will continue to have binding effect upon the Parties.

ARTICLE XI
ASSIGNMENT AND WARRANTY OF RIGHTS AND OBLIGATION’S

11.1                        Without prior written consent of the other Parties, none of the Parties may assign any or all of its rights and obligations under this Agreement to any third party.

11.2                        In the event of any merger or division involving any of the Parties, all rights and obligations of such Party will be assigned in conjunction with such merger or division, provided that such Party will warrant that the rights and obligations of the other Party under this Agreement will not be affected.  Upon occurrence of any of the above circumstances which could affect performance of this Agreement, such Party is obligated to notify the other Party of such effect.  If such merger or division could make it impossible to perform this Agreement, the Party against which this Agreement will not be performed may terminate this Agreement with a prior written notice to such Party.

11.3                        Neither Party A or Party B may create any security interest upon any of its rights under this Agreement for any third party claim.

11.4                        Any Party involving in any merger will notify the other Party immediately of such merger so that the Parties may reach further agreement regarding the assignment of the rights and obligations under this Agreement.

ARTICLE XII
GOVERNING LAW AND DISPUTE RESOLUTION

12.1                        The execution, effect, interpretation and performance of this Agreement and resolution of any dispute arising from this Agreement will be governed by PRC Laws.

12.2                        Any dispute arising from construction or performance of this Agreement will be firstly resolved through negotiations of the Parties.

12.3                        If the Parties fail to resolve the dispute through negotiations, any of the Parties may submit the dispute for resolution by litigation at the local people’s court having jurisdiction over Party A.

ARTICLE XIII
FORCE MAJEURE

13.1                        Force Majeure will include without limitation any acts of God, such as earthquakes, fires, and rampant epidemics; government authority factors, such as laws, policies and administrative orders; and any other element subject to legal requirements.

13.2                        In the event of any Force Majeure which prevents any of the Parties from performing this Agreement, the Party encountering such Force Majeure will notify the other Party with details of such Force Majeure as soon as reasonably possible.  Any delay or failure to perform this Agreement due to Force Majeure will not operate as breach of this Agreement and ground to make any indemnity, claim or punishment.  Under such circumstance, the Party encountering the Force Majeure will be obligated to perform this Agreement with reasonable measures to the extent practicable and, upon end of the Force Majeure, notify the other Parties of the end of the Force Majeure within five days.  If the Force Majeure causes this Agreement un-performable, the Parties may negotiate to terminate this Agreement without any liability on any Party.  Any issue post to such termination will be resolved by the Parties through negotiations.

ARTICLE XIV
SUPPLEMENTAL PROVISIONS

14.1                        Any failure or delay to perform any of the rights, powers or privileges under this Agreement will not operate as waiver thereof unless expressly made by the waiving Party in writing.  Any single or partial exercise of any rights, powers or privileges hereunder by any Party will not preclude its further exercise of any rights, powers or privileges, unless without express waiver by such Party in writing.

14.2                        If any of the provisions under this Agreement is held illegal, invalid or unenforceable under any applicable law, the Parties will modify such provision so that this Agreement could be valid, effective and enforceable according to the original intent of the Parties as closely as possible, and the remainder of this Agreement will remain valid and enforceable.

14.3                        Any and all terms of this Agreement may not be changed or amended by any Party.  Any matter not provided under this Agreement or any amendment, change or supplement hereto will be subject to supplemental agreement with signature and seal of the authorized representative of each of the Parties, which supplemental agreement will have the same effect with this Agreement.

14.4                        Any matter not provided under this Agreement will be resolved under the PRC Laws.

14.5                        This Agreement is made in six counterparts with two for each Party, and each original has the same effect.

14.6                        This Agreement is dated April 29, 2010.

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Party A:   /s/ Beijing Baidu Netcom Science and Technology Co., Ltd.

Party B:   /s/ China Online Housing (Hong Kong) Co., Ltd.

Party C:   /s/ Beijing Yisheng Leju Information Services Co., Ltd.